Exhibit 99.1

FOR MORE INFORMATION:

Charles Lynch

Vice President, Strategy and Investor Relations

954-384-0175, x 5692

charles_lynch@mednax.com

FOR IMMEDIATE RELEASE

MEDNAX Reports Fourth Quarter GAAP EPS of $0.68;

Adjusted EPS of $0.92

Provides Guidance for First Quarter and Full Year 2019

FORT LAUDERDALE, Fla., February 7, 2019—MEDNAX, Inc. (NYSE: MD), the national health solutions partner specializing in neonatology, anesthesiology, radiology, maternal-fetal medicine, other pediatric services, and management services, today reported earnings of $0.68 per diluted share for the three months ended December 31, 2018. On a non-GAAP basis, MEDNAX reported Adjusted EPS of $0.92.

For the 2018 fourth quarter, MEDNAX reported the following results:

•	Net revenue of $933 million;

•	Net income of $60 million; and

•	EBITDA of $137 million.

“Our operating results for the fourth quarter were in line with our expectations and reflect continued execution of our shared services and operational initiatives,” said Roger J. Medel, M.D., Chief Executive Officer of MEDNAX. “We achieved the goal we established for these initiatives of $60 million in improvements in 2018, and we remain committed to achieving our target of $120 million in annualized improvements by the end of 2019. Our focus in 2019 is on generating consistent, stable operating performance against our outlook of clinical and non-clinical compensation growth, reimbursement trends, and a utilization environment that reflects soft birth rates and a continued adverse migration of anesthesia payor mix. We believe a combination of our internal focus, investments in the optimization of our shared services and physician group performance, and the use of our capital toward targeted acquisitions and share repurchases positions us well to generate enhanced shareholder value while continuing to take great care of our patients.”

Operating Results

MEDNAX’s net revenue for the three months ended December 31, 2018 increased by 2.4 percent, to $932.7 million, from $910.8 million for the prior-year period. MEDNAX’s same-unit revenue increased by 2.8 percent, while growth attributable to recent acquisitions was offset by the non-renewal of certain contracts.

Same-unit revenue from net reimbursement-related factors increased by 2.0 percent for the 2018 fourth quarter as compared to the prior-year period. The net increase in revenue was primarily due to modest improvements in managed care contracting.

The percentage of services reimbursed under government programs was unchanged for the fourth quarter compared with the prior-year period, reflecting a favorable comparison for neonatology and other pediatric services, offset by an unfavorable comparison for anesthesiology services.

Same-unit revenue attributable to patient volume increased by 0.8 percent for the 2018 fourth quarter as compared to the prior-year period. Volumes increased across all of the Company’s service lines exept for neonatology, for which neonatal intensive care unit (NICU) patient days were effectively unchanged compared to the prior-year period.

For the 2018 fourth quarter, practice salaries and benefits expense was $657.1 million, compared to $617.5 million for the prior-year period. Practice salaries and benefits expense as a percentage of net revenue was 70.4 percent for the fourth quarter of 2018, compared to 67.8 percent for the prior-year period. Of this increase, approximately $8 million, or 90 basis points, reflects expense related to the continued employment of clinicians affected by the non-renewal of a contract, for which the affected practice was no longer billing for service effective July 1, 2018. The remaining increase was primarily attributable to growth in clinician compensation expense at existing practices as well as to support acquisition-related growth.

For the 2018 fourth quarter, general and administrative expenses were $112.8 million, as compared to $108.9 million for the prior-year period. General and administrative expenses as a percentage of net revenue was 12.1 percent for the fourth quarter of 2018, compared to 12.0 percent for the prior-year period.

Earnings before interest, taxes, depreciation and amortization expense (EBITDA) for the 2018 fourth quarter was $136.7 million, compared to $154.6 million for the prior-year period, or a decline of 11.6 percent. EBITDA as a percentage of net revenue was 14.7 percent for the fourth quarter of 2018, compared to 17.0 percent in the prior-year period. This decline primarily reflects the revenue and cost items detailed above, as well as the loss of the contribution from the previously noted non-renewal of certain contracts.

Depreciation and amortization expense was $29.9 million for the fourth quarter of 2018 compared to $26.4 million for the fourth quarter of 2017, an increase of $3.5 million.

Interest expense was $25.4 million for the fourth quarter of 2018 compared to $19.8 million for the fourth quarter of 2017, due primarily to a higher effective interest rate on borrowings between the two periods. The increase in effective interest rate also reflects the partial-period impact of the Company’s issuance in November 2018 of $500 million in 6.25% senior notes, the proceeds of which were used to repay a portion of the indebtedness outstanding under the Company’s senior unsecured revolving credit facility.

MEDNAX generated net income of $60.2 million for the 2018 fourth quarter, or $0.68 per diluted share based on a weighted average 88.3 million shares outstanding. This compares with net income of $136.1 million, or $1.46 per diluted share, for the 2017 fourth quarter, based on a weighted average 93.2 million shares outstanding. Net income for the 2017 fourth quarter included a tax benefit of $70.0 million, or $0.75 per share, related to a revaluation of our deferred tax liability resulting from the reduction in the corporate tax rate enacted under the Tax Cuts and Jobs Act of 2017 (“TCJA”). The decrease in weighted average shares outstanding is primarily related to the impact of shares repurchased under an accelerated repurchase program, which was completed in the fourth quarter of 2018.

For the fourth quarter of 2018, MEDNAX reported Adjusted EPS of $0.92, compared to $0.87 for the fourth quarter of 2017. For these periods, Adjusted EPS is defined as diluted net income per common and common equivalent share excluding non-cash amortization expense and stock-based compensation expense. For the fourth quarter of 2017, Adjusted EPS also excludes a $0.75 per share benefit from the TCJA.

For the year ended December 31, 2018, MEDNAX generated revenue of $3.65 billion, an increase of 5.5 percent from $3.46 billion for the prior year. EBITDA for the year ended December 31, 2018 was $568.9 million, compared to $587.9 million for the prior year. MEDNAX earned net income of $268.6 million, or $2.93 per share, for the year ended December 31, 2018, based on a weighted average 91.6 million shares outstanding, which compares to net income of $320.4 million, or $3.45 per share, based on a weighted average 93.0 million shares outstanding for the year ended December 31, 2017. The decrease in weighted average shares outstanding is primarily related to the impact of shares repurchased during 2018. Net income for the year ended December 31, 2017 included $70.0 million, or $0.75 per share, related to the impacts of the TCJA. For the year ended December 31, 2018, MEDNAX reported Adjusted EPS of $3.82, compared to $3.34 for the prior year. For the year ended December 31, 2017, Adjusted EPS excludes $0.75 per share related to the impacts of the TCJA.

MEDNAX had cash and cash equivalents of $36.7 million at December 31, 2018, and net accounts receivable were $542.3 million.

During the fourth quarter of 2018, MEDNAX generated cash flow from operations of $127.6 million, which compares to $195.6 million during the 2017 fourth quarter. Cash flow from operations for the 2017 fourth quarter was favorably impacted by the deferral of approximately $34 million in tax payments for companies impacted by the 2017 hurricanes. The majority of the remaining change in cash flow from operations, compared to the fourth quarter of 2017, primarily reflects changes in working capital.

For the full year 2018, MEDNAX generated cash flow from operations of $289.9 million, which compares to $511.4 million in 2017. Cash flow from operations for 2017 and 2018 was impacted by the deferral of approximately $62 million in tax payments for companies impacted by the 2017 hurricanes, which the Company paid during the first quarter of 2018.

MEDNAX used $89.3 million during the 2018 fourth quarter to fund three radiology practice acquisitions, one neonatology acquisition and to make contingent purchase price payments for previously completed acquisitions. For the year, the Company used $120.8 million to fund nine physician group practice acquisitions and to make contingent purchase price payments for previously completed acquisitions.

At December 31, 2018, MEDNAX had total debt outstanding of $2.0 billion, consisting of $1.25 billion in senior notes and approximately $740 million in borrowings under its $2 billion revolving credit facility.

Introduction of Adjusted EBITDA

During 2019, MEDNAX anticipates that it will incur certain expenses related to transformational and restructuring activities that are generally project-based and periodic in nature. MEDNAX will begin to report Adjusted EBITDA, which is defined as earnings before interest, taxes, depreciation, amortization, and these transformational and restructuring related expenses with its first quarter 2019 results. The Company’s Adjusted EPS will also exclude the impact of these transformational and restructuring related expenses.

“Our focus during 2019 will be toward the continued progress of our operational and shared services initiatives,” said Stephen D. Farber, Executive Vice President and Chief Financial Officer. “To that end, we intend to make a series of information-technology and other investments to improve processes and performance across the enterprise.”

2019 First Quarter Outlook

For the 2019 first quarter, MEDNAX expects earnings per share will be in a range of $0.41 to $0.49 per diluted share and Adjusted EPS will be in a range of $0.67 to $0.75. The Adjusted EPS range excludes $0.14 per diluted share of estimated amortization expense, $0.09 per diluted share of estimated stock-based compensation expense and $0.03 per diluted share of transformation related expenses.

Additionally, for the 2019 first quarter, MEDNAX expects that Adjusted EBITDA will be between $108 million and $118 million, compared to the prior-year period Adjusted EBITDA of $133.6 million. For the 2019 first quarter, MEDNAX has one fewer weekday compared to the 2018 first quarter, which is expected to impact Adjusted EBITDA unfavorably by approximately $4 million. In addition, Adjusted EBITDA for the first quarter of 2018 includes approximately $5 million in contribution from the previously mentioned anesthesiology contract that was not renewed subsequent to that period.

This outlook assumes that total same-unit revenue growth for the three months ended March 31, 2019 will be in a range of flat to two percent, compared to the prior-year period.

This outlook also assumes an effective tax rate for the first quarter of 2019 of 27.5 percent and average diluted shares outstanding of 87.3 million.

Consistent with prior years, MEDNAX’s results from operations in the 2019 first quarter, when compared on a sequential basis to the 2018 fourth quarter, will be affected by annual seasonality. These recurring items reduce MEDNAX’s net income, Adjusted EBITDA and earnings per share for the first quarter of each year, relative to other quarters throughout the year.

These factors include the incurrence of a disproportionate share of the annual expenses associated with Social Security payroll taxes and 401(k) match. In 2018, the Company’s total expenses related to these items were approximately $167 million, of which $67 million, or 40 percent, was incurred in the first quarter. Consequently, MEDNAX’s Adjusted EBITDA and EPS for the first quarter of 2018 reflected expenses related to these items that were approximately $25 million, or $0.21, higher than if they were incurred ratably throughout the year. The Company’s outlook for the first quarter of 2019 reflects a similar impact due to the seasonality of these expense items.

These seasonal factors also include impacts on net revenue during the first quarter, on a sequential basis, because there are fewer calendar days than in the fourth quarter. Related to 2019, the previously noted impact of one less weekday during the first quarter will magnify this normal seasonality.

Preliminary 2019 Outlook

On a preliminary basis, MEDNAX anticipates that its 2019 Adjusted EBITDA, as defined above, will be between $550 million and $580 million.

“Our preliminary outlook of 2019 Adjusted EBITDA contemplates a range of scenarios related to revenue and cost assumptions, as well as our ongoing performance improvement initiatives,” said Mr. Farber. “We expect a significant portion of this Adjusted EBITDA to convert to operating cash flow, in a manner substantially similar to our historical experience. We expect to use our significant free cash flow, as well as the potential proceeds from the ongoing sale process for MedData, in a balanced approach across targeted, strategic acquisitions, debt repayment, and routine, persistent share repurchases. Consistent with this outlook, we intend to utilize a portion of our remaining $250 million share repurchase authorization via open market purchases in the first quarter of 2019.”

Non-GAAP Measures

A reconciliation of EBITDA and Adjusted EPS to the most directly comparable GAAP measures for the three and 12 months ended December 31, 2018 and 2017 is provided in the financial tables of this press release. Additionally, historical reconciliations of EBITDA and Adjusted EPS to the most directly comparable GAAP measures as well as the reconciliation of forward-looking EBITDA to the most directly comparable GAAP measure are available on the Company’s website at www.mednax.com/investors. Forward-looking information for 2019 Adjusted EBITDA is provided only on a non-GAAP basis because a reconciliation to the most comparable GAAP financial measure, 2019 net income, is not available without unreasonable effort due to the unpredictable nature of the reconciling item for transformational and restructuring related expenses. MEDNAX believes that such item and, accordingly, the other items of the reconciliation, would require an unreasonable effort to forecast. MEDNAX believes that any such forecast would result in a broad range of projected values that would not be meaningful to investors.

Earnings Conference Call

MEDNAX, Inc., will host an investor conference call to discuss the quarterly results at 10 a.m., ET today. The conference call Webcast may be accessed from the Company’s Website, www.mednax.com. A telephone replay of the conference call will be available from 12:00 p.m. ET today through midnight ET February 21, 2019 by dialing 800.475.6701, access Code 463203. The replay will also be available at www.mednax.com.

ABOUT MEDNAX

MEDNAX, Inc. is a national health solutions partner comprised of the nation’s leading providers of physician services. Physicians and advanced practitioners practicing as part of MEDNAX are reshaping the delivery of care within their specialties and subspecialties, using evidence-based tools, continuous quality initiatives, clinical research and telemedicine to enhance patient outcomes and provide high-quality, cost-effective care. The Company was founded in 1979, and today, through its affiliated professional corporations, MEDNAX provides services through a network of more than 4,200 physicians in all 50 states and Puerto Rico. In addition to its national physician network, MEDNAX provides services to healthcare facilities and physicians in over 40 states through two complementary businesses, consisting of a management services company and a consulting services company. Additional information is available at www.mednax.com.

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Certain statements and information in this press release may be deemed to contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe”, “hope”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy” and similar expressions, and are based on assumptions and assessments made by MEDNAX’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and MEDNAX undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in MEDNAX’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, including the sections entitled “Risk Factors”, as well MEDNAX’s current reports on Form 8-K, filed with the Securities and Exchange Commission, and include the effects of economic conditions on MEDNAX’s business; the effects of the Affordable Care Act and potential changes thereto or a repeal thereof; MEDNAX’s relationships with government-sponsored or funded healthcare programs, including Medicare and Medicaid, and with managed care organizations and commercial health insurance payors; MEDNAX’s ability to consummate the proposed disposition of MedData; the effects of share repurchases; and the effects of MEDNAX’s corporate and operational initiatives.

MEDNAX, INC.

Consolidated Statements of Income

(in thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017

Net revenue	$932,696	$910,820	$3,647,123	$3,458,312

Operating expenses:
Practice salaries and benefits	657,061	617,455	2,535,588	2,337,734
Practice supplies and other operating expenses	29,381	32,353	122,028	120,518
General and administrative expenses	112,789	108,895	432,378	417,105
Depreciation and amortization	29,891	26,414	111,281	102,879

Total operating expenses	829,122	785,117	3,201,275	2,978,236

Income from operations	103,574	125,703	445,848	480,076
Investment and other income	967	2,777	4,935	3,953
Interest expense	(25,448)	(19,844)	(88,769)	(74,559)
Equity in earnings (losses) of unconsolidated affiliates	2,277	(294)	6,825	952

Total non-operating expenses	(22,204)	(17,361)	(77,009)	(69,654)

Income before income taxes	81,370	108,342	368,839	410,422
Income tax (provision) benefit	(21,156)	27,761	(100,210)	(90,050)

Net income	$60,214	$136,103	$268,629	$320,372

Net income per common and common equivalent share (diluted)	$0.68	$1.46	$2.93	$3.45

Weighted average diluted shares outstanding	88,258	93,159	91,606	92,958

MEDNAX, INC.

Reconciliation of Net Income to EBITDA

(in thousands)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Net income	$60,214	$136,103	$268,629	$320,372
Interest expense	25,448	19,844	88,769	74,559
Income tax provision (benefit)	21,156	(27,761)	100,210	90,050
Depreciation and amortization	29,891	26,414	111,281	102,879

EBITDA	$136,709	$154,600	$568,889	$587,860

MEDNAX, INC.

Reconciliation of Diluted Net Income per Share

to Adjusted Diluted Net Income per Share (“Adjusted EPS”)

(in thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,
	2018		2017

Weighted average dilutive shares outstanding	88,258		93,159
Net income and diluted net income per share	$60,214	$0.68	$136,103	$1.46
Adjustments:
Amortization (net of tax of $4,896 and $6,757)	13,936	0.16	10,569	0.11
Stock-based compensation (net of tax of $2,433 and $2,746)	6,926	0.08	4,294	0.05
Income tax benefit related to the Tax Cuts and Jobs Act of 2017	—	—	(70,014)	(0.75)

Adjusted net income and diluted EPS	$81,076	$0.92	$80,952	$0.87

	Twelve Months Ended December 31,
	2018		2017

Weighted average dilutive shares outstanding	91,606		92,958
Net income and diluted net income per share	$268,629	$2.93	$320,372	$3.45
Adjustments:
Amortization (net of tax of $19,780 and $26,902)	53,020	0.58	42,079	0.45
Stock-based compensation (net of tax of $10,516 and $11,534)	28,187	0.31	18,039	0.19
Income tax benefit related to the Tax Cuts and Jobs Act of 2017	—	—	(70,014)	(0.75)

Adjusted net income and diluted EPS	$349,836	$3.82	$310,476	$3.34

MEDNAX, INC. Balance Sheet Highlights (in thousands) (Unaudited)
	As of December 31, 2018	As of December 31, 2017

Assets:
Cash and cash equivalents	$36,745	$60,200
Short-term investments	21,923	10,292
Accounts receivable, net	542,272	503,999
Other current assets	56,469	52,744
Intangible assets, net	588,312	639,928
Goodwill, other assets, property and equipment	4,689,190	4,600,115

Total assets	$5,934,911	$5,867,278

Liabilities and shareholders’ equity:
Accounts payable and accrued expenses	$469,342	$438,017
Total debt	1,974,533	1,852,824
Other liabilities	403,152	509,983

Total liabilities	2,847,027	2,800,824
Total shareholders’ equity	3,087,884	3,066,454

Total liabilities and shareholders’ equity	$5,943,911	$5,867,278